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                                                                 EXHIBIT 10.5(c)

12. NO REPRICING OF GRANTS OR AWARDS. Notwithstanding anything in the Plan to the contrary and subject to Section VII.7, the exercise price or base price, as the case may be, of any grant or award hereunder shall not be reduced after the date of such grant or award, and no grant or award hereunder shall be canceled for the purpose of regranting a new grant or award at a lower exercise price or base price, as the case may be, without shareholder approval given at a meeting in which the reduction of such exercise price or base price, or the cancellation and regranting of a grant or award, as the case may be, is considered for approval.